Filed Pursuant to Rule 424(b)(7) of the Securities Act of 1933

Registration No. 333-141880

Prospectus Supplement No. 12 dated March 19, 2008

(to Prospectus dated April 4, 2007)

ON Semiconductor Corporation

$484,000,000

2.625% Convertible Senior Subordinated Notes due 2026,

the Related Note Guarantees, and

The Common Stock Issuable Upon Conversion of the Notes

Our prospectus dated April 4, 2007 relating to the offer for resale by certain of our securityholders of up to $484,000,000 aggregate principal amount of 2.625% Convertible Senior Subordinated Notes due 2026 of ON Semiconductor Corporation, the related note guarantees and the shares of our common stock issuable upon conversion of the notes, is hereby supplemented and amended to include the following information in the “Selling Securityholders” section on pages 54-57 of the prospectus.

This prospectus supplement should be read in conjunction with and accompanied by, and is qualified by reference to, the prospectus dated April 4, 2007, except to the extent that the information in this prospectus supplement supersedes any information contained in that document.

Investing in the notes or the common stock issuable upon conversion of the notes involves risks. Please consider the “Risk Factors” beginning on page 7 of the prospectus.

SELLING SECURITYHOLDERS

The information appearing in the table below supplements and amends, as of the date hereof, the information in the table appearing under the heading “Selling Securityholders” in the prospectus and, where the name of a selling securityholder identified in the table below also appears in the table in the prospectus, the information set forth in the table below regarding such selling securityholder supersedes the information in the prospectus.

Name	Aggregate Principal Amount of Notes That Are Owned and May Be Sold	Percentage of Notes Outstanding	Number of Shares of Common Stock That May Be Sold (1)	Percentage of Common Stock Outstanding (2)
Chase Manhattan Bank NA TTEE Amoco Corp. Master Trust for Employee Pension Plans (3)	653,000	0.13%	62,190.48	*
Mellon Bank, NA TTEE for the Viacom Pension Plan Master Trust (3)	28,000	0.01%	2,666.67	*
MSD TCB, LP	54,500,000	11.26%	5,190,476.45	1.78%
Oppenheimer + Co. Inc. (3)	12,000,000	2.48%	1,142,857.20	*
S.A.C. Arbitrage Fund, LLC (4)	2,500,000	0.52%	238,095.25	*

*	Less than one percent (1%).

(1)	Assumes conversion of all of the holder’s notes at a conversion rate of 95.2381 shares of common stock per $1,000 principal amount of notes. This conversion rate is subject to adjustment, however, as described under “Description of the Notes—Conversion Rights.” As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2)	Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act, using 291,927,070 shares of common stock outstanding as of March 22, 2007. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder’s notes, but we did not assume conversion of any other holder’s notes.

(3)	The Selling Securityholder is a registered broker-dealer.

(4)	Pursuant to investment management agreements, each of S.A.C. Capital Advisors, LLC, a Delaware limited liability company (“SAC Capital Advisors”), and S.A.C. Capital Management, LLC, a Delaware limited liability company (“SAC Capital Management”) share all investment and voting power with respect to the securities held by S.A.C. Arbitrage Fund, LLC. Mr. Steven A. Cohen controls both SAC Capital Advisors and SAC Capital Management. Each of SAC Capital Advisors, SAC Capital Management and Mr. Cohen disclaims beneficial ownership of any of the notes.

Neither the Securities and Exchange Commission, any state securities commission nor any other United States regulatory authority has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 19, 2008.